Exhibit 99.1

	Contacts:	Select Water Solutions, Inc.
Chris George – Senior Vice President, Corporate Development, Investor Relations & Sustainability
(713) 296-1073
IR@selectwater.com
FOR IMMEDIATE RELEASE
Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

SELECT WATER SOLUTIONS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS AND OPERATIONAL UPDATES

Generated full year 2023 consolidated revenue of $1.6 billion, up 14% year-over-year

Water Infrastructure generated full year 2023 revenues of $230.0 million, up 84% year-over-year

Delivered full year 2023 operating cash flows of $285.4 million, up $252 million year-over-year

Returned $86.7 million of capital to shareholders during full year 2023 including $61.8 million of Class A share repurchases and $24.9 million of dividends and distributions

Announces four new business development projects backed by long-term contracts in the Permian, Northeast and Bakken regions, including the Thompson Pipeline, an approximately $25 million distribution pipeline system in the Bakken backed by a 225,000 acre leasehold dedication

HOUSTON, TX – February 20, 2024 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select” or the “Company”), a leading provider of sustainable water and chemical solutions, today announced its financial and operating results for the quarter and year ended December 31, 2023.

John Schmitz, Chairman of the Board, President and CEO, stated, “The fourth quarter concluded a record-setting year for Select, with full year 2023 consolidated revenue, net income, adjusted EBITDA and operating cash flow all reaching record highs for the Company. With this record operating cash flow, we were able to fund a diverse capital allocation strategy throughout 2023. This included funding our maintenance capex as well as our growth capex plans, particularly around our Water Infrastructure segment, substantially increasing our capital returns to shareholders, by growing our base dividend by 20% during the year and increasing share repurchases, while also executing six bolt-on acquisitions during 2023. Importantly, we were able to do this while also repaying all of our outstanding debt throughout the year and building cash on the balance sheet at year-end.

"Each of our segments saw year-over-year revenue and gross profit gains during 2023. Importantly, we made tremendous progress accelerating the growth of our Water Infrastructure segment, seeing its full year 2023 segment revenue and gross profit grow 84% and 162%, respectively, as compared to full year 2022. The fourth quarter saw continued revenue and profitability gains in the Water Infrastructure segment, while the Water Services and Chemical Technologies segments were impacted by industry activity declines. Free cash flow for the fourth quarter of 2023 remained strong, nearly matching our Adjusted EBITDA for the quarter.

“Looking ahead to 2024, we are targeting net capital expenditures of $140 – $160 million, including $10 – $20 million of asset sales. This includes approximately $50 – $60 million of maintenance capex, with the remaining primarily weighted towards high gross margin, long-term contracted growth capital projects within our Water Infrastructure segment.

“I am very confident in our strong backlog for both greenfield and brownfield infrastructure system projects and am excited about the new projects we announced today, especially the Thompson Pipeline in the Bakken, which has been a multi-year development effort for the team. Despite recent commodity price and activity volatility, we continue to experience increased demand for new infrastructure development opportunities across all basins as water infrastructure constraints remain a significant challenge for our customers. Furthermore, the strength of our recent financial performance, including the strong free cash flow generated from our Water Services and Chemical Technologies segments, positioned us to fund these newly announced infrastructure projects in addition to a trio of additional strategic acquisitions during the early part of the first quarter of 2024. Each of these projects and recent acquisitions capitalizes on our existing market leading positions, established infrastructure and customer relationships.

“This backlog of accretive capital projects, funded through Select’s uniquely diversified free cash flow generation, positions our Water Infrastructure segment as one of the fastest growing infrastructure franchises in the industry and I expect to see continued steady financial growth during 2024 and beyond for this segment. While we expect to see some modest friction to our first quarter margins as we integrate and standardize our recent acquisitions into the segment, we firmly believe we can generate attractive year-over-year incremental margins in the Water Infrastructure segment during 2024. Specifically, as we look at the full year of 2024, we expect to see Water Infrastructure segment revenues grow by 30% – 40%, with segment gross profit growing by 40% – 50% on a year-over-year basis. Importantly, this continued growth in Water Infrastructure continues to add additional production-weighted and contracted revenues, increasing the stability of Select’s cash flows during a period of macro uncertainty.

“We maintain a high level of conviction around the continued growth opportunities in our Water Infrastructure segment, especially as oil prices remain attractive at current levels for our customers. That said, recent volatility in natural gas prices and anticipated customer budget declines are likely to have year-over-year revenue impacts within our Water Services and Chemical Technologies segments. Despite this, we believe we can still find opportunities to improve the margin profile of these two segments on a year-over-year basis in 2024. Additionally, as we look for ways to further improve our margins and stabilize our cash flows, we will continue to evaluate our Water Services segment for underperforming and non-strategic operations for potential consolidation or divestment during 2024, which when combined with the macro activity outlook, we believe will likely drive Water Services segment revenues down on a year-over-year basis.

“For the first quarter of 2024, we expect consolidated Adjusted EBITDA of $52 – $56 million, as activity levels and operational consolidation activities impact our Water Services segment and short-term acquisition and integration related costs affect the first quarter. However, driven by the substantial continued growth in our Water Infrastructure segment over the course of 2024, we firmly anticipate growing our Adjusted EBITDA on a year-over-year basis during 2024.

“Accordingly, with the continued growth in our Water Infrastructure business and the stability we expect within our Chemical Technologies segment, I believe we are well on a path to achieving our previously stated target of generating more than 50% of our consolidated profitability from Water Infrastructure and Chemical Technologies during 2024. With continued organic growth and other potential strategic initiatives, I believe we could see Water Infrastructure reach 40% - 50% of our consolidated profitability on a standalone basis by the end of 2025.

“While we will not have the continued tailwind of our 2023 working capital reduction efforts, we fully expect to continue to generate a substantial amount of free cash flow during 2024. With minimal capital requirements, we expect our Water Services and Chemical Technologies segments to convert more than 70% – 80% of their gross profit into free cash flow, which provides a very attractive source of funding for our Water Infrastructure growth initiatives. On a consolidated basis, we are targeting pulling through more than 40% of our Adjusted EBITDA during 2024 into free cash flow, providing substantial optionality for additional strategic initiatives or incremental shareholder returns.

“In summary, I was very pleased with our 2023 financial performance. More importantly, I believe with our continued M&A execution and our organic infrastructure investments, we are well positioned to capitalize on additional opportunities ahead. I firmly trust in the infrastructure-oriented strategy we’ve undertaken and the incremental value it brings to our customers, our company and our shareholders. Ultimately, I believe that Select remains distinctively positioned in the competitive energy landscape to advance a unique integration of water and chemical technology solutions with high-margin, long-term contracted infrastructure,” concluded Schmitz.

Full Year 2023 Consolidated Financial Information

Revenue for full year 2023 was $1.6 billion as compared to $1.4 billion during full year 2022. Net income for full year 2023 was $79.2 million as compared to $54.9 million during full year 2022. The improvement in net income during the full year 2023 was benefited by a $61.9 million release of a valuation allowance associated with deferred tax assets, increased revenue with improved margins, including contributions from our recent acquisitions, partially offset by tax receivable agreements expense of $38.2 million.

For full year 2023, gross profit was $231.7 million, as compared to $160.8 million during full year 2022. Total gross margin was 14.6% during full year 2023 as compared to 11.6% during full year 2022. Gross margin before depreciation and amortization (“D&A”) for full year 2023 was 23.4% as compared to 19.8% for full year 2022.

Selling, general and administrative expense (“SG&A”) during full year 2023 was $155.5 million as compared to $118.9 million during full year 2022. SG&A during full year 2023 and 2022 was impacted by non-recurring transaction and rebranding costs, primarily related to our recent acquisitions and corporate rebranding initiative, of $20.5 million and $8.9 million, respectively.

Adjusted EBITDA was $258.3 million during full year 2023 as compared to $194.8 million during full year 2022. Adjusted EBITDA during 2023 was adjusted for $38.2 million of primarily long-term liability recognition associated with the Company’s tax receivable agreements. Additionally, Adjusted EBITDA during full year 2023 was impacted by $20.4 million of non-recurring transaction and rebranding costs, $11.1 million of non-recurring and non-cash trademark abandonment expense in connection with our rebranding initiative, $3.4 million of non-cash losses on asset sales and $3.3 million in other adjustments. Non-cash compensation expense accounted for an additional $17.4 million adjustment during full year 2023. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Fourth Quarter 2023 Consolidated Financial Information

Revenue for the fourth quarter of 2023 was $374.9 million as compared to $389.3 million in the third quarter of 2023 and $381.7 million in the fourth quarter of 2022. Net income for the fourth quarter of 2023 was $27.6 million as compared to $15.3 million in the third quarter of 2023 and $7.6 million in the fourth quarter of 2022. The improvement in net income during the fourth quarter of 2023 was benefited by a $61.9 million release of a valuation allowance associated with deferred tax assets partially offset by tax receivable agreements expense of $38.2 million. We do not expect these tax-related items to reoccur in a material magnitude during the first quarter of 2024.

For the fourth quarter of 2023, gross profit was $54.6 million, as compared to $56.3 million in the third quarter of 2023 and $41.6 million in the fourth quarter of 2022. Total gross margin was 14.6% in the fourth quarter of 2023 as compared to 14.5% in the third quarter of 2023 and 10.9% in the fourth quarter of 2022. Gross margin before D&A for the fourth quarter of 2023 was 24.2% as compared to 23.4% for the third quarter of 2023 and 19.0% for the fourth quarter of 2022.

SG&A during the fourth quarter of 2023 was $46.4 million as compared to $39.0 million during the third quarter of 2023 and $34.1 million during the fourth quarter of 2022. SG&A during the fourth and third quarters of 2023 and the fourth quarter of 2022 was impacted by non-recurring transaction and rebranding costs of $11.0 million, $4.7 million and $4.0 million, respectively.

Adjusted EBITDA was $58.3 million in the fourth quarter of 2023 as compared to $63.0 million in the third quarter of 2023 and $52.2 million in the fourth quarter of 2022. Adjusted EBITDA during the fourth quarter of 2023 was adjusted for $38.2 million of primarily long-term liability recognition associated with the Company’s tax receivable agreements. Additionally, Adjusted EBITDA during the fourth quarter of 2023 was adjusted for $10.9 million of non-recurring transaction and rebranding costs, $0.5 million of non-cash losses on asset sales, and $1.1 million in other non-recurring adjustments. Non-cash compensation expense accounted for an additional $4.6 million adjustment during the fourth quarter of 2023.

Business Segment Information

The Water Services segment generated revenues of $241.8 million in the fourth quarter of 2023 as compared to $251.9 million in the third quarter of 2023 and $251.1 million in the fourth quarter of 2022. Gross margin before D&A for Water Services was 22.3% in the fourth quarter of 2023 as compared to 20.5% in the third quarter of 2023 and 17.8% in the fourth quarter of 2022. Water Services segment revenues decreased 4.0% sequentially, outperforming the overall decline in completions activity of 7.9%, as estimated by the EIA. For the first quarter of 2024, the Company expects to see revenues decline by mid-single digit percentages, driven by ongoing macro activity volatility in natural gas basins combined with the continued consolidation and elimination of certain non-core and underperforming operations. The Company expects gross margins before D&A of 19 – 21% during the first quarter of 2024 before improving further throughout 2024.

The Water Infrastructure segment generated revenues of $60.9 million in the fourth quarter of 2023 as compared to $58.4 million in the third quarter of 2023 and $44.6 million in the fourth quarter of 2022. Gross margin before D&A for Water Infrastructure was 43.3% in the fourth quarter of 2023 as compared to 40.1% in the third quarter of 2023 and 29.3% in the fourth quarter of 2022. Water Infrastructure revenues increased 4.2% sequentially relative to the third quarter of 2023, driven by a significant 11.2% increase in disposal volumes, offsetting seasonal declines of 1.6% and 6.2% in recycling and pipeline volumes, respectively. Additionally, gross margins before D&A improved by 329 basis points sequentially during the fourth quarter of 2023, driven primarily by strong incremental margins on additional system utilization across the Company’s disposal networks. The Company anticipates Water Infrastructure revenues increasing by mid-single digit percentages during the first quarter of 2024, as incremental revenues from our recent acquisitions offset a slower start to the year for our pipeline distribution operations. Additionally, during the first quarter of 2024, we anticipate gross margins before D&A of 39 – 42%, as the segment is modestly impacted by incremental costs associated with onboarding the newly closed acquisitions during the first quarter.

The Chemical Technologies segment generated revenues of $72.3 million in the fourth quarter of 2023 as compared to $79.0 million in the third quarter of 2023 and $86.0 million in the fourth quarter of 2022. Gross margin before D&A for Chemical Technologies was 14.1% in the fourth quarter of 2023 as compared to 20.3% in the third quarter of 2023 and 17.4% in the fourth quarter of 2022. While our direct-to-operator revenues with our E&P customers held relatively steady during the fourth quarter of 2023, we saw greater than anticipated seasonal activity declines from certain key pressure pumping customers, which materially impacted revenues, resulting in an 8.6% decline during the fourth quarter, generally in line with industry completions activity. Additionally, gross profit before D&A was impacted by approximately $1.2 million of non-recurring inventory write-downs and other adjustments from our previously divested production chemicals business, and an additional $1.2 million of year-end insurance adjustments. For the first quarter of 2024, the Company anticipates revenues growing by low-single digit percentages and gross margins before D&A recovering to the 17% – 18% range.

Cash Flow and Capital Expenditures

Cash flow from operations for the full year 2023 was $285.4 million as compared to $33.2 million for the full year 2022. Cash flow from operations for the fourth quarter of 2023 was $83.2 million as compared to $118.2 million in the third quarter of 2023 and $35.3 million in the fourth quarter of 2022. Cash flow from operations during the full year of 2023 and the fourth quarter of 2023 significantly benefited from a $49.3 million and $31.6 million decrease, respectively, in net working capital, including $102.3 million and $31.8 million, respectively, of inflows from reduced accounts receivable balances, as substantial progress was made to reduce the billing backlog from the systems integration of our prior acquisitions.

Net capital expenditures for the full year 2023 were $119.0 million as compared to $40.6 million during the full year 2022, comprised of $135.9 million of capital expenditures partially offset by $16.9 million of cash proceeds from asset sales, including the divestment of underutilized equipment and real estate from previously acquired businesses. Net capital expenditures for the fourth quarter of 2023 were $28.0 million, comprised of $33.5 million of capital expenditures partially offset by $5.5 million of cash proceeds from asset sales. Cash flow from operations less net capital expenditures was $166.4 million for the full year 2023 and $55.2 million during the fourth quarter of 2023.

Additionally, cash flow from investing activities during the fourth quarter of 2023 was impacted by $4.3 million of asset acquisitions. During the fourth quarter of 2023, Select acquired certain legacy revenue royalty interests associated with our Bakken Pipeline systems, including the new Thompson Pipeline Project, for $3.5 million in cash consideration as well as a disposal offload facility in East Texas that is connected to our existing Haynesville pipeline system for approximately $0.8 million. This royalty buyout will enhance the financial return profile of our existing Bakken pipelines, while the East Texas offload facility will support the East Texas gathering & disposal agreements we announced in October 2023.

Cash flows from financing activities during the full year 2023 included $98.4 million of net outflows consisting of $16.0 million of net repayments on our sustainability-linked credit facility, $61.8 million of Class A share repurchases, and $24.9 million of dividends and distributions paid, partially offset by $4.4 million of net cash contributions from noncontrolling interests. Cash flows from financing activities during the fourth quarter of 2023 included $18.9 million of net outflows consisting of $11.9 million of Class A share repurchases and $7.0 million of quarterly dividends and distributions paid.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $57.1 million as of December 31, 2023, as compared to $7.3 million as of December 31, 2022. The Company had no borrowings outstanding under its sustainability-linked credit facility as of December 31, 2023 and $16.0 million of borrowings outstanding as of December 31, 2022.

As of December 31, 2023 and December 31, 2022, the borrowing base under the sustainability-linked credit facility was $267.4 million and $245.0 million, respectively. The Company had available borrowing capacity under its sustainability-linked credit facility as of December 31, 2023 and December 31, 2022, of approximately $250.3 million and $206.1 million, respectively, after giving effect to $17.1 million and $22.9 million of outstanding letters of credit as December 31, 2023 and December 31, 2022, respectively.

Total liquidity was $307.4 million as of December 31, 2023, as compared to $213.4 million as of December 31, 2022. The Company had 99,369,019 weighted average shares of Class A common stock and 16,221,101 weighted average shares of Class B common stock outstanding during the fourth quarter of 2023.

Water Infrastructure Business Development Updates

Bakken Thompson Pipeline Project

Select recently signed an eight-year contract for the sourcing and delivery of completions water in the Bakken region. Select anticipates constructing the Thompson Pipeline, a 24-mile, 18” diameter pipeline, and 3.0 million barrels of storage capacity that leverage our permitted intake off the north side of Lake Sakakawea to provide completion water for the customer’s completions activity in Williams and Mountrail Counties, North Dakota. The contractual dedication includes all completions water within a 10-mile radius of the pipeline, which comprises an acreage dedication of approximately 225,000 acres. Additionally, the dedication also includes all last-mile water transfer services. Select has a right to utilize excess system capacity to supply additional third-party operators in the area, providing incremental long-term commercial upside to the project. The combined capital expenditures associated with the buildout of the pipeline and storage ponds is expected to be approximately $25 – $27 million and we anticipate that the pipeline will be operational by in the third quarter of 2024.

During the fourth quarter of 2023, Select also acquired certain legacy revenue royalty interests associated with the Thompson Pipeline project as well as Select’s other active Bakken Pipeline systems, for $3.5 million in cash consideration. This royalty buyout will enhance the financial return profile of the new project while also benefitting the gross margins of the Company’s legacy operations in the basin.

Northern Delaware Basin Produced Water Recycling Project Expansion

During November 2023, Select executed a contract to build a 2-mile produced water gathering pipeline tied into our previously announced Delaware Basin Recycling System. The project is supported by a 10-year contract with the original anchor customer and follows the 11.2 miles of produced water gathering lines and 8.7 miles of recycled produced water distribution pipeline contracts we executed during the third quarter of 2023. The pipeline will be completed during the first quarter of 2024.

Midland Basin Produced Water Recycling Project Expansion

Select recently entered into an amended agreement on one of our fixed recycling facilities in the Midland Basin servicing Martin and Midland Counties, Texas under which we will expand the throughput capacity and storage capacity of the recycling facility while also increasing the amount of dedicated acreage from our anchor customer. During the first quarter of 2024, we expect to complete the expansion of the throughput capacity and storage capacity of the recycling facility from 50,000 barrels per day and two million barrels of adjacent storage to 120,000 barrels per day and five million barrels of storage, respectively. The agreement more than doubled the dedicated acreage position from approximately 11,500 acres to approximately 24,000 acres on an amended basis.

Northeast Disposal Agreement

Select recently entered into a multi-year disposal contract with a large public independent in the Northeast region. In exchange for an acreage dedication and a target minimum volume commitment, Select has agreed to a firm capacity commitment at the facility for the customer, adding long-term revenues to a previously acquired asset.

Segment Reporting

During the quarter ended June 30, 2023, Select realigned its reportable segments to better reflect its strategy, how its businesses are managed and provide greater visibility into each business’ financial performance. As a result of these changes, Select’s legacy water sourcing and certain temporary water logistics service offerings which were previously reported in the Water Infrastructure segment are now included in the Water Services segment.

The financial information for the full year and fourth quarter of 2023 in this press release is presented under the realigned segment structure, and the historical financial information for prior periods has been recast to conform to the realigned segment structure. The changes in segment reporting have no impact on the Company’s historical consolidated financial positions, results of operations or cash flows.

Fourth Quarter Earnings Conference Call

In conjunction with today’s release, Select has scheduled a conference call on Wednesday, February 21, 2024, at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current. A telephonic replay of the conference call will be available through March 6, 2024, and may be accessed by calling 201-612-7415 using passcode 13743873#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success. For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “could,” “believe,” “anticipate,” “expect,” “intend,” “project,” “will,” “estimates,” “preliminary,” “forecast” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses’ operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war and related economic sanctions; the conflict in the Israel-Gaza region and continued hostilities in the Middle East; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions due to increased hostilities in the Middle East; actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations, which may be exacerbated by the recent Middle East conflict; actions taken by the Biden Administration or state governments, such as executive orders or new or expanded regulations, that may negatively impact the future production of oil and natural gas in the U.S. or our customers’ access to federal and state lands for oil and gas development operations, thereby reducing demand for our services in the affected areas; the severity and duration of world health events, and any resulting impact on commodity prices and supply and demand considerations; the impact of central bank policy actions, such as sustained interest rate increases in response to high rates of inflation, and disruptions in the bank and capital markets; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate freshwater transfer, chemicals, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling on federal lands and various other environmental matters; regulatory and related policy actions intended by federal, state and/or local governments to reduce fossil fuel use and associated carbon emissions, or to drive the substitution of renewable forms of energy for oil and gas, may over time reduce demand for oil and gas and therefore the demand for our services, including as a result of the Inflation Reduction Act of 2022 or otherwise; growing demand for electric vehicles that may result in reduced demand for refined products deriving from crude oil such as gasoline and diesel fuel, and therefore the demand for our services; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; and other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three months ended,			Year ended December 31,
	Dec 31, 2023	Sept 30, 2023	Dec 31, 2022	2023	2022
Revenue
Water Services	$241,751	$251,870	$251,104	$1,032,896	$944,497
Water Infrastructure	60,852	58,375	44,598	229,970	125,284
Chemical Technologies	72,257	79,028	85,974	322,487	317,639
Total revenue	374,860	389,273	381,676	1,585,353	1,387,420
Costs of revenue
Water Services	187,731	200,361	206,528	814,609	764,569
Water Infrastructure	34,473	34,992	31,517	138,191	82,941
Chemical Technologies	62,061	63,005	70,978	262,078	265,648
Depreciation and amortization	36,037	34,650	31,082	138,813	113,507
Total costs of revenue	320,302	333,008	340,105	1,353,691	1,226,665
Gross profit	54,558	56,265	41,571	231,662	160,755
Operating expenses
Selling, general and administrative	46,401	38,983	34,143	155,548	118,935
Depreciation and amortization	430	512	573	2,276	2,209
Impairments and abandonments	1,053	32	—	12,607	—
Lease abandonment costs	(31)	(12)	113	42	449
Total operating expenses	47,853	39,515	34,829	170,473	121,593
Income from operations	6,705	16,750	6,742	61,189	39,162
Other income (expense)
(Loss) gain on sales of property and equipment and divestitures, net	(1,898)	23	287	(210)	2,192
Interest expense, net	(103)	(765)	(870)	(4,393)	(2,700)
Bargain purchase gain	—	—	(416)	—	13,352
Tax receivable agreements expense	(38,187)	—	—	(38,187)	—
Other	(58)	767	2,450	2,424	4,718
(Loss) income before income tax benefit (expense)	(33,541)	16,775	8,193	20,823	56,724
Income tax benefit (expense)	61,264	(483)	(285)	60,196	(957)
Equity in losses of unconsolidated entities	(84)	(978)	(337)	(1,800)	(913)
Net income	27,639	15,314	7,571	79,219	54,854
Less: net (income) loss attributable to noncontrolling interests	(44)	(968)	78	(4,816)	(6,576)
Net income attributable to Select Water Solutions, Inc.	$27,595	$14,346	$7,649	$74,403	$48,278

Net income per share attributable to common stockholders:
Class A—Basic	$0.28	$0.14	$0.08	$0.73	$0.51
Class B—Basic	$—	$—	$—	$—	$—

Net income per share attributable to common stockholders:
Class A—Diluted	$0.27	$0.14	$0.07	$0.72	$0.50
Class B—Diluted	$—	$—	$—	$—	$—

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	As of December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$57,083	$7,322
Accounts receivable trade, net of allowance for credit losses of $5,318 and $4,918, respectively	322,611	429,983
Accounts receivable, related parties	171	5,087
Inventories	38,653	41,164
Prepaid expenses and other current assets	35,541	34,380
Total current assets	454,059	517,936
Property and equipment	1,144,989	1,084,005
Accumulated depreciation	(627,408)	(584,451)
Total property and equipment, net	517,581	499,554
Right-of-use assets, net	39,504	47,662
Goodwill	4,683	—
Other intangible assets, net	116,189	138,800
Deferred tax assets	61,617	—
Other long-term assets, net	24,557	18,901
Total assets	$1,218,190	$1,222,853
Liabilities and Equity
Current liabilities
Accounts payable	$42,582	$61,539
Accrued accounts payable	66,182	67,462
Accounts payable and accrued expenses, related parties	4,086	3,305
Accrued salaries and benefits	28,401	28,686
Accrued insurance	19,720	26,180
Sales tax payable	1,397	3,056
Tax receivable agreements liabilities	469	—
Accrued expenses and other current liabilities	33,511	23,292
Current operating lease liabilities	15,005	17,751
Current portion of finance lease obligations	194	19
Total current liabilities	211,547	231,290
Tax receivable agreements liabilities	37,718	—
Long-term operating lease liabilities	37,799	46,388
Long-term debt	—	16,000
Other long-term liabilities	38,954	45,447
Total liabilities	326,018	339,125
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 102,172,863 shares issued and outstanding as of December 31, 2023; 350,000,000 shares authorized and 109,389,528 shares issued and outstanding as of December 31, 2022	1,022	1,094
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of December 31, 2023 and December 31, 2022	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of December 31, 2023 and December 31, 2022	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2023 and December 31, 2022	—	—
Additional paid-in capital	1,008,095	1,075,915
Accumulated deficit	(236,791)	(311,194)
Total stockholders’ equity	772,488	765,977
Noncontrolling interests	119,684	117,751
Total equity	892,172	883,728
Total liabilities and equity	$1,218,190	$1,222,853

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended,			Year ended December 31,
	Dec 31, 2023	Sept 30, 2023	Dec 31, 2022	2023	2022
Cash flows from operating activities
Net income	$27,639	$15,314	$7,571	$79,219	$54,854
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	36,467	35,162	31,655	141,089	115,716
Deferred tax benefit	(61,959)	—	(188)	(61,959)	(188)
Tax receivable agreements expense	38,187	—	—	38,187	—
Loss (gain) on disposal of property and equipment and divestitures	1,898	(23)	(287)	210	(2,192)
Equity in losses of unconsolidated entities	84	978	337	1,800	913
Bad debt expense (recovery)	1,204	1,156	(68)	5,191	2,023
Amortization of debt issuance costs	123	122	122	489	661
Inventory adjustments	1,792	115	(125)	2,349	(737)
Equity-based compensation	4,582	5,014	4,547	17,369	15,570
Impairments and abandonments	1,053	32	—	12,607	—
Bargain purchase gain	—	—	416	—	(13,352)
Other operating items, net	506	(52)	(1,004)	(450)	(1,714)
Changes in operating assets and liabilities
Accounts receivable	31,833	74,081	(20,789)	102,300	(162,257)
Prepaid expenses and other assets	12,068	(11,613)	1,430	(6,729)	1,229
Accounts payable and accrued liabilities	(12,284)	(2,073)	11,721	(46,317)	22,705
Net cash provided by operating activities	83,193	118,213	35,338	285,355	33,231
Cash flows from investing activities
Proceeds received from divestitures	—	—	—	—	1,700
Purchase of property and equipment	(33,465)	(35,166)	(21,069)	(135,866)	(71,884)
Purchase of equity-method investments	—	—	(900)	(500)	(7,667)
Collection of note receivable	—	—	—	—	184
Distribution from cost method investment	—	—	—	—	60
Acquisitions, net of cash and restricted cash received	(4,275)	—	(11,671)	(17,693)	(6,959)
Proceeds received from sales of property and equipment	5,511	1,579	9,887	16,891	31,320
Net cash used in investing activities	(32,229)	(33,587)	(23,753)	(137,168)	(53,246)
Cash flows from financing activities
Borrowings from revolving line of credit	—	—	61,000	105,250	143,000
Payments on revolving line of credit	—	(65,000)	(45,000)	(121,250)	(127,000)
Payments on current and long-term debt	—	—	(3,295)	—	(22,075)
Payments of finance lease obligations	(43)	(45)	(4)	(98)	(112)
Payment of debt issuance costs	—	—	—	—	(2,144)
Dividends and distributions paid	(7,017)	(5,821)	(6,020)	(24,924)	(6,020)
Proceeds from share issuance	—	—	18	—	53
Distributions to noncontrolling interests	—	—	(1,943)	(1,581)	(1,943)
Purchase of noncontrolling interests	—	—	(22,000)	—	(22,000)
Contributions from noncontrolling interests	—	1,000	—	5,950	—
Repurchase of common stock	(11,865)	(276)	(243)	(61,770)	(20,210)
Net cash used in financing activities	(18,925)	(70,142)	(17,487)	(98,423)	(58,451)
Effect of exchange rate changes on cash	1	(3)	2	(3)	(13)
Net increase (decrease) in cash and cash equivalents	32,040	14,481	(5,900)	49,761	(78,479)
Cash and cash equivalents, beginning of period	25,043	10,562	13,222	7,322	85,801
Cash and cash equivalents, end of period	$57,083	$25,043	$7,322	$57,083	$7,322

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(gains) on unconsolidated entities and plus tax receivable agreements expense less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,			Year Ended December 31,
	Dec 31, 2023	Sept 30, 2023	Dec 31, 2022	2023	2022
	(unaudited)			(unaudited)
	(in thousands)			(in thousands)
Net income	$27,639	$15,314	$7,571	$79,219	$54,854
Interest expense, net	103	765	870	4,393	2,700
Income tax (benefit) expense	(61,264)	483	285	(60,196)	957
Depreciation and amortization	36,467	35,162	31,655	141,089	115,716
EBITDA	2,945	51,724	40,381	164,505	174,227
Tax receivable agreements expense	38,187	—	—	38,187	—
Impairments and abandonments	1,053	32	—	12,607	—
Bargain purchase gain	—	—	416	—	(13,352)
Non-cash loss on sale of assets or subsidiaries	518	583	1,259	3,350	4,400
Non-cash compensation expenses	4,582	5,014	4,547	17,369	15,570
Transaction and rebranding costs	10,934	4,669	4,211	20,447	11,672
Lease abandonment costs	(31)	(12)	113	42	449
Other non-recurring charges	2	1	917	6	926
Equity in losses of unconsolidated entities	84	978	337	1,800	913
Adjusted EBITDA	$58,274	$62,989	$52,181	$258,313	$194,805

The Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measure, Adjusted EBITDA, to its most directly comparable GAAP financial measure, net income, as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction and rebranding costs as well as the purchase price accounting allocation of the recent acquisitions and the resulting impacts to depreciation and amortization expense, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,			Year Ended December 31,
	Dec 31, 2023	Sept 30, 2023	Dec 31, 2022	2023	2022
	(unaudited)			(unaudited)
	(in thousands)			(in thousands)
Gross profit by segment
Water services	$31,234	$28,689	$20,841	$126,939	$97,009
Water infrastructure	15,909	14,191	7,530	54,484	20,779
Chemical technologies	7,415	13,385	13,200	50,238	42,967
As reported gross profit	54,558	56,265	41,571	231,662	160,755

Plus depreciation and amortization
Water services	22,786	22,820	23,735	91,347	82,919
Water infrastructure	10,470	9,192	5,551	37,295	21,564
Chemical technologies	2,781	2,638	1,796	10,171	9,024
Total depreciation and amortization	36,037	34,650	31,082	138,813	113,507
Gross profit before D&A	$90,595	$90,915	$72,653	$370,475	$274,262

Gross profit before D&A by segment
Water services	54,020	51,509	44,576	218,287	179,928
Water infrastructure	26,379	23,383	13,081	91,779	42,343
Chemical technologies	10,196	16,023	14,996	60,409	51,991
Total gross profit before D&A	$90,595	$90,915	$72,653	$370,475	$274,262

Gross margin before D&A by segment
Water services	22.3%	20.5%	17.8%	21.1%	19.1%
Water infrastructure	43.3%	40.1%	29.3%	39.9%	33.8%
Chemical technologies	14.1%	20.3%	17.4%	18.7%	16.4%
Other	n/a	n/a	n/a	n/a	n/a
Total gross margin before D&A	24.2%	23.4%	19.0%	23.4%	19.8%